Exhibit 99.1
Federated
DEPARTMENT STORES, INC.

Contacts:
	Media	–	Jim Sluzewski
513/579-7764
	Investor	–	Susan Robinson
513/579-7780
FOR IMMEDIATE RELEASE
FEDERATED’S SAME-STORE SALES UP 3.3% IN JULY
     CINCINNATI, Ohio, August 3, 2006 — Federated Department Stores, Inc. today reported total sales of $1.608 billion for the four weeks ended July 29, 2006, an increase of 61.3 percent compared to total sales of $998 million in the same period last year. On a same-store basis, Federated’s sales for July were up 3.3 percent. This is within the company’s guidance for a same-store sales increase of 3 percent to 4 percent in July.
     For the 13-week second quarter of 2006, Federated reported total sales of $5.998 billion, up 65.5 percent over sales of $3.623 billion in the same period last year. On a same-store basis, Federated’s second quarter sales were up 4.6 percent, within the company’s guidance for a same-store sales increase of 4 percent to 6 percent in the second quarter.
     For the year to date, Federated’s sales totaled $11.928 billion, up 64.2 percent from total sales of $7.264 billion in the first 26 weeks of 2005. On a same-store basis, Federated’s year-to-date sales were up 2.2 percent.
     Federated expects same-store sales to increase by 3 percent to 4 percent in August.
     Federated’s total sales for July and 2006 year-to-date include the May Company acquisition, which was completed Aug. 30, 2005. Federated’s same-store sales include only Macy’s and Bloomingdale’s locations. Excluded from Federated total sales are 77 duplicate stores where clearance sales are in progress or completed. Also excluded are the Lord & Taylor and Bridal Group divisions, which the company intends to divest and are being treated as discontinued operations.
     Federated is scheduled to report its second quarter earnings on Wednesday, August 9, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company’s Web site at www.fds.com or by calling in on 1-866-552-7206.
     Federated, with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s, Bloomingdale’s, Famous-Barr, Filene’s, Foley’s, Hecht’s, Kaufmann’s, L.S. Ayres, Marshall Field’s, Meier & Frank, Robinsons-May, Strawbridge’s and The Jones Store. The company also operates macys.com and Bloomingdale’s By Mail.
Macy’s           Bloomingdale’s

     All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, or the risk the company will not be able to divest the assets that it intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, and other factors identified in documents filed by the company with the Securities and Exchange Commission.
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(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)